UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 28, 2010

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(Exact name of Registrant as specified in its charter)
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Commission File Number 272199 100

Iowa (State of Incorporation)	20-4195009 (I.R.S. Employer Identification No.)

2108 140th Avenue, P.O. Box 21
Algona, IA  50511
(Address of Principal Executive Offices)

(515) 395-8888
Registrant’s telephone number, including area code
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Cautionary Statement Regarding Forward-looking Statements

This Form 8-K/A (the “Form 8-K/A”) may contain “forward looking” statements or statements which arguably imply or suggest certain things about our future.  Statements which express that we “believe”, “anticipate”, “expect”, or “plan to”, as well as other statements which are not historical fact, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on assumptions that we believe are reasonable, but a number of factors could cause our actual results to differ materially from those expressed or implied by these statements.  We do not intend to update these forward looking statements.

EXPLANATORY NOTE

This Form 8-K/A is an amendment to the Current Report on Form 8-K of East Fork Biodiesel, LLC (the “Company”), dated April 28, 2010 (the “Form 8-K”).  The purpose of this Form 8-K/A is to correct the $256,111 overstatement of the indebtedness stated in the Decree of Foreclosure under the caption Foreclosure Proceedings and a typographical error appearing under the caption Private Offering pertaining to the extension date.

Item 8.01.                  Other Events.

Foreclosure Proceedings. On April 29, 2010, Summary Judgment and Decree of Foreclosure (“Decree”) was entered against the Company by the Iowa District Court for Kossuth County, Iowa in connection with the June 22, 2009 Petition for Foreclosure filed by Farm Credit Services of America, FLCA (“Farm Credit”).  Farm Credit’s Petition resulted from the Company’s failure to make a $1,825,000 principal payment to Farm Credit which was due on May 20, 2009 under the Company’s $24,500,000 Restated Term Loan Agreement.  Farm Credit has a first mortgage in all of the Company’s real estate and a first security interest in all of the Company‘s plant, attached equipment and fixtures (collectively the “real estate and Plant”).

The Court’s Decree granted judgment against the Company in the amount of $24,500,000, together with accrued interest as of February 16, 2010 in the amount of $1,236,392 for a total of $25,736,392, plus beginning May 21, 2009,  Farm Credit’s agent, CoBank, ACB, has been accruing interest under the Company’s Restated Term Loan Agreement at the rate of interest in the amount of $5,198 per diem.   The Company and Farm Credit agree that the indebtedness stated in the Decree of Foreclosure is overstated by $256,111.  The Company is entitled a credit against the judgment in the amount of $256,111 due to a withdrawal from an escrow applied by Farm Credit to the  indebtedness.  Following application of  that credit, the revised per diem interest is $5,141.

As of May 15, 2010, the amount of Farm Credit’s judgment against the Company is $25,965,889, plus attorney’s fees and other expenses Farm Credit is entitled under the Restated Term Loan Agreement.

The Decree of Foreclosure stated that Farm Credit has not waived a deficiency judgment against the Company and that Farm Credit is entitled to a deficiency judgment against the Company.  The Decree of Foreclosure further stated that special execution may issue for sale of the real estate and Plant and that the Company will have 12 months to redeem its interest in the real estate and Plant.  The Company and Farm Credit have agreed that Farm Credit will defer execution on a foreclosure judgment until June 1, 2010 in exchange for its agreement to maintain the real estate and Plant until June 1, 2010.

The Company expects that Farm Credit will proceed with efforts to schedule a sheriff’s sale sometime after June 1, 2010.  The 12-month redemption period will run from the date that the sale occurs.  If, at the sheriff’s sale, Farm Credit  bids in less than the total amount of the Company’s indebtedness, then Farm

Credit will have a “deficiency judgment” that the Company can pursue against its property other than the real estate and Plant, such as its remaining cash.

The Company may need to consider filing bankruptcy reorganization proceedings in order to delay the sheriff’s sale and efforts to obtain and enforce a deficiency judgment.  However, if the Company does so, it expects that Farm Credit may seek early relief from any bankruptcy stay alleging that the Company has no equity in the real estate and Plant and no reasonable prospects of reorganization. The Company projects that it will exhaust its remaining available cash by as early as July 1, 2010 and no later than August 31, 2010, unless its private offering of convertible debt is successful.

Farm Credit’s Decree of Foreclosure will ultimately result in the conveyance of the Company’s real estate and Plant to Farm Credit, if the foreclosure proceedings are concluded before the indebtedness under the Restated Term Loan Agreement can be otherwise repaid or restructured in or outside of bankruptcy proceedings. Conclusion of the foreclosure process will have a material adverse impact on the Company’s financial condition and results of operations, result in the loss of most of its operating assets and a permanent shut-down of its plant and cause its members to lose all of their investment in the Company.

Private Offering. On January 24, 2010, the Company’s Board of Directors commenced a private offering of  subordinated unsecured notes convertible into the Company’s membership units (“convertible debt”). The convertible debt will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The offering is being made to accredited investors, as defined in Regulation D of the Securities Act, including the Company’s existing members who qualify.  The net proceeds from the offering, depending upon whether a sufficient amount is subscribed, will be used to make plant modifications for pretreatment, as well as for working capital, to service the Company’s debt and pay its interim operating expenses.  The offering is for a minimum principal amount of $17,000,000 and a maximum of $27,500,000 of the convertible debt, which upon full conversion  could result in the issuance of approximately 470,000 additional units.

On April 28, 2010, the Company’s Board of Directors approved an extension of the private offering termination date from April 30, 2010 until June 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAST FORK BIODIESEL, LLC

Date: May 18, 2010	By:
Chris Daniel
Chief Executive Officer